INDEPENDENT AUDITORS' REPORT
To the Trustees and Investors of Eaton Vance Senior Income Trust:
In planning and performing our audit of the financial statements of Eaton Vance Senior Income Trust (the
"Trust") for the year ended June 30, 2001 (on which we have issued our report dated August 10, 2001), we
considered its internal control, including control activities for safegu arding securities, in order to determine our auditing procedures for the purpose of expressing our opinion o n the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the Trust's internal control.
The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting
principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, missta tements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal c ontrol to future periods are subject to the risk that the internal control may become inadequate because of ch anges in conditions, or that the degree of compliance with policies or procedures may deteriorate.
Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standar ds established by the American Institute of Certified
Public Accountants.  A material weakness is a condition
 in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2001.
This report is intended solely for the information and use of management, the Trustees and Investors of Eaton
Vance Senior Income Trust, and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
August 10, 2001